Exhibit 99.1

Whiting USA Trust II

Whiting USA Trust II Announces Trust Quarterly Distribution

WHITING USA TRUST II

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, May 7, 2012 – Whiting USA Trust II (NYSE Symbol – WHZ) announced the first Trust distribution in 2012, which relates to net profits generated during the first quarterly payment period of 2012.

Unitholders of record on May 20, 2012 (which results in an actual effective record date of May 18, 2012 due to the 20th of May falling on a non-trading day) will receive a distribution amounting to $17,563,791 or $0.954554 per unit, which is payable on or before May 30, 2012.

Volumes, average sales prices and net profits for the quarterly payment period were:

Sales Volumes:
Oil (Bbls)	301,325
Natural Gas (Mcf)	456,862

Total (BOE)	377,469
Average Sales Prices:
Oil (per Bbl)	$93.00
Natural gas (per Mcf)(1)	$5.29
Gross Proceeds:
Oil Sales	$28,023,551
Natural Gas Sales	2,417,580

Total Gross Proceeds	$30,441,131

Costs:
Lease Operating Expenses	$7,268,925
Production Taxes	1,628,493
Development Costs	1,456,836

Total Costs	$10,354,254

Net Profits	$20,086,877
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$18,078,189
Provision for estimated Trust expenses	(500,000)
Montana state income taxes withheld	(14,398)

Net cash proceeds available for distribution	$17,563,791
Trust units outstanding	18,400,000

Cash distribution per Trust unit	$0.954554

(1)	The average sales price of natural gas for the gas production months within the distribution period exceeded the average NYMEX gas prices for those same months within the period due to the “liquids rich” content of a portion of the natural gas volumes produced by the underlying properties.

As explained in the prospectus for the initial public offering of the Trust units, the first quarterly 2012 distribution includes crude oil sales for the months of January through a portion of March 2012, and natural gas and natural gas liquids for the months of January through a portion of February 2012, due to the time lag in receiving oil, natural gas and natural gas liquids sales proceeds that causes sales for some months in a quarter to not be paid out until the next quarter’s distribution. Likewise, the first quarterly distribution will not include production taxes relating to a full three months of oil, natural gas and natural gas liquids sales proceeds as well. In addition, the first quarterly 2012 distribution does not include a full three months of lease operating expenses and development costs due to the time lag in receiving and processing invoices for oil field goods and services received during the first quarter of 2012. All future quarterly distributions will generally relate to production of oil, natural gas and natural gas liquids for a three month period and will generally include three months of production taxes, lease operating expenses and development costs.

The net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States. The net profits interest will terminate on the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE have been produced from the underlying properties and sold (which amount is equivalent to 10.61 MMBOE attributable to the net profits interest), and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production and development of oil and gas properties and future production and development costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701

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